As filed with the Securities and Exchange Commission on November ___, 2002
                                   Reg. No. 33


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                    _________________________________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       ___________________________________
                         World Transport Authority, Inc.

            (Exact name of registrant as specified in its charter)

     Alberta, BC                                         93-1202663
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                       identification No.)


                          140 W. Park Avenue, Suite 219
                                 El Cajon, CA 92020
                                 (619) 593-2440
                    (Address of principal executive offices)
                ________________________________________________

                       ADVISORY AND CONSULTING AGREEMENTS,
                              (Full title of plan)
                        ________________________________
                                   Lyle Wardrop
                                    President
                          140 W. Park Avenue, Suite 219
                               El Cajon, CA 92020
                     (Name and address of agent for service)
                                 (619) 593-2440
          (Telephone number, including area code of agent for service)

                                    Copy to:
                               Michael L. Corrigan
                           City National Bank Building
                        4275 Executive Square, Suite 210
                               La Jolla, CA 92037
                                 (858) 731-0044

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------


                                      Proposed maximum  Proposed maximum
Title of securities   Amount to be     offering price   Aggregate offering     Amount of
to be registered       Registered        per share         Price             Registration fee
------------------    -------------     ------------     -----------------   -----------------
Common Stock
(no par value)          2,000,000              .06              $120,000               $110.40
----------------      -------------     ------------     ---------------     -----------------


(1) Represents 2,000,000 shares of Common Stock to be issued to a consultant, as compensation for services to be rendered.
(2) Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993.


PART I

INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS


Item 1.          Plan Information.*

Item 2.          Registrant Information and Employee Plan Annual Information.*

Purposes:

The Common Stock will be issued by the Company pursuant to an agreement entered into between the Consultant and the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreement is intended to provide a method whereby the Company may be stimulated by the personal involvement of the Consultant in the Company's business thereby advancing the interests of the Company, and all of its shareholders.

Common Stock:

The Board has authorized the issuance of up to 2,000,000 shares of the Common Stock to the Consultant upon effectiveness of the registration Statement.

Consultants:

The Consultant has agreed to provide its expertise and advice to the Company on a non-exclusive basis for the purpose of generally representing the Company with respect to certain legal matters.

No Restrictions on Transfer

Upon the shares becoming "Earned" pursuant to the terms of Consultant's engagement agreement, the Consultant will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and is entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultant

The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the Consultant receives shares of common stock pursuant to the exercises of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed ordinary income for federal tax purposes. The Consultant is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions of Resales

In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under
Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the Common Stock issued to affiliates is equal to the value of services rendered. Shares of Common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

The company hereby incorporates by reference (i) its annual report of Form 10-KSB for the year ended June 30, 2002, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-QSB filed under the Securities or Exchange Act subsequent to any filed form 10-KSB, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15 (d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: 140 W. Park Avenue, Suite 219, El Cajon, CA 92020.

Legal Opinions

Michael L. Corrigan has rendered an opinion on the validity of the securities being registered.


Experts

The consolidated financial statements of World Transport Authority, Inc. and subsidiaries incorporated in this Registration Statement by reference from the Company's Annual Report on Form 10-KSB for the year ended June 30, 2002 have been audited by J.H. Cohn LLP, independent public accountants, as stated in their report, which is also incorporated by reference in the Registration Statement and includes an explanatory paragraph concerning the Company's ability to continue as a going concern. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Indemnification of Officers and Directors

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company, the Company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed by World Transport Authority, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

     (a) the Company's annual report on Form 10-KSB for the fiscal year ended June 30, 2002, filed October 15, 2002, file number 000-23693.

     (b) the Company's Form 10-QSB for the quarter ended September 30, 2002 filed November 14, 2002.

     (c) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of common Stock registered hereunder have been sold or that deregisters all such shares of common stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Michael Corrigan does consulting work for World Transport Authority, Inc. from time to time.

Item 6. Indemnification of Directors and Officers

The Company's indemnification policy covering officers and directors, as contained in the by-laws, provides that the Company may indemnify at its officers or directors for costs reasonably incurred in connection with civil, criminal, administrative and investigative proceedings. The Company may purchase indemnification insurance for officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

        The Exhibits to this registration statement are listed in the index to Exhibits on page 7.

Item 9. Undertakings

(a)     The undersigned registrant hereby undertakes::

     (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the securities Act 1933:

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:


          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph
                   (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraph is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue

SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the El Cajon , CA, on November 7, 2002.

     World Transport Authority, Inc.


     By/s/ Lyle Wardrop
     Lyle Wardrop, President

POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas Norman, acting individually as his attorney-in-fact, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                 Date
---------                   -----                 ----

/s/ Lyle Wardrop            President             November 7, 2002
---------------
Lyle Wardrop

INDEX TO EXHIBITS


EXHIBIT                     SEQUENTIALLY
NO.         DESCRIPTION     NUMBERED PAGES
---         -----------     ---------------


4.1          Advisory and Consulting Agreements

5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

23.1         Consent of J.H. Cohn LLP

23.2         Consent of Counsel (included as part of Exhibit 5.1)

24           Power of Attorney (Contained within Signature Page)

Exhibit 4.1     Advisory and Consulting Agreement


                    Number of Shares and Options
                    --------------------------------

4.1                 2,000,000